Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
CBIZ, Inc.:
We consent to the incorporation by reference in the registration statement Nos. 333-35049, 333-74647 and 333-62148 on Form S-8; Nos. 333-64109, 333-76179 and 333-27825 on Form S-3; Nos. 333-15413, 333-46687, 333-90749 and 333-40331 on Form S-3, as amended; and Nos. 333-40313 and 333-81039 on Form S-4, as amended, of CBIZ, Inc. and subsidiaries (Company) of our report dated March 15, 2006 (May 22, 2006 as to the effects of discontinued operations, segment classification and other reclassifications discussed in Note 21), with respect to the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which report appears herein.
/s/   KPMG LLP
Cleveland, Ohio
May 22, 2006

4